Exhibit 99.1

Hasbro Confirms Receipt of Director Nominations From Alta Fox

No Shareholder Action Required at This Time

PAWTUCKET, R.I.-- Hasbro (NASDAQ: HAS) today confirmed that Alta Fox has submitted a letter nominating five candidates to stand for election to the Hasbro Board of Directors at the Company’s 2022 Annual Meeting of Shareholders.

Hasbro engages in regular communication with its shareholders and welcomes constructive input to further the best interests of all shareholders. The Company’s Board of Directors and management team are focused on maximizing value for shareholders and achieving that objective by capitalizing on all elements of Hasbro’s Brand Blueprint across three segments: consumer products; Wizards of the Coast and digital gaming; and entertainment.

The Board and management team believe Hasbro is on the right path to deliver sustainable growth for shareholders, and consistent with its shareholder value creation plans, regularly review the business and its strategic direction. To that end, members of the Board and management team have held discussions with Alta Fox to better understand its views on the Company’s strategy. The Board and the Nominating, Governance and Social Responsibility Committee of the Board, will evaluate the notice of nominations, and the nominees, as it would submissions made by other shareholders. The Board’s recommendation with respect to the nominees to be elected at the upcoming meeting will be included in its proxy statement for the 2022 Annual Meeting.

Hasbro notes it has a highly qualified, independent, experienced and engaged Board. The Board has a long history of engagement and good corporate governance, including the recent separation of the Chair and CEO positions and ensuring that the Board maintains strong racial and gender diversity among its members. Rich Stoddart will assume the role of independent Chair on February 25 with the appointment of Chris Cocks to the role of CEO and director.

Chris Cocks, who was appointed CEO of Hasbro effective February 25 and currently serves as President and Chief Operating Officer of Hasbro’s Wizards of the Coast and Digital Gaming division, will join the Board as its 11th director. Mr. Cocks’s extensive omni-channel experience, demonstrated ability to create and nurture winning brands, and proven track record make him uniquely positioned to accelerate Hasbro’s Brand Blueprint for supercharged growth while continuing to deliver strong shareholder returns.

Hasbro shareholders are not required to take action at this time. The Board and the Board’s Nominating, Governance and Social Responsibility Committee will review the proposed director nominees and present its recommendation regarding director candidates in the Company’s proxy statement and accompanying WHITE proxy card, which will be filed with the U.S. Securities and Exchange Commission. Proxy materials will be mailed to all shareholders eligible to vote at the Company’s 2022 Annual Meeting. The date of the Annual Meeting has not yet been announced.

About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms. Hasbro’s iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, DUNGEONS & DRAGONS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. Through its global entertainment studio, eOne, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for all children and all families through corporate social responsibility and philanthropy. Hasbro ranked among the 2020 100 Best Corporate Citizens by 3BL Media, has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past nine years, and one of America’s Most JUST Companies by Forbes and JUST Capital for the past four years. We routinely share important business and brand updates on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter and Instagram, and @HasbroOfficial on Facebook.)

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements may include statements concerning: the ability to achieve our financial and business goals and objectives, including accelerating our brand blueprint to achieve long-term sustainable growth. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the U.S. Securities and Exchange Commission. The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.

Additional Information and Where to Find it
Hasbro intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Hasbro’s 2022 Annual Meeting of Shareholders. This press release is not a substitute for any proxy statement or other document that Hasbro may file with the SEC in connection with any solicitation by Hasbro. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY HASBRO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Hasbro free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Hasbro are also available free of charge by accessing Hasbro’s website at www.hasbro.com.

Participants
This press release is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Hasbro, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Hasbro. Information about Hasbro’s executive officers and directors is available in Hasbro’s Annual Report on Form 10-K for the year ended December 27, 2020, which was filed with the SEC on February 24, 2021, and in its proxy statement for the 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2021, and in its Current Reports on Form 8-K filed with the SEC on October 5, 2021, October 10, 2021, October 13, 2021, October 27, 2021 and January 10, 2022. To the extent holdings of Hasbro securities reported in the proxy statement for the 2021 Annual Meeting or in such Form 8-K have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

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Contacts
Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com
Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com